SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 7, 2011

   SECURITY NATIONAL FINANCIAL CORPORATION
(Exact name of registrant as specified in this Charter)

Utah	000-09341	87-0345941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 South 360 West, Salt Lake City, Utah	84123
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 264-1060

                                        Does Not Apply
(Former name or former address, if changed since last report)

ITEM 1.01.  Entry into a Material Definitive Agreement.

Settlement Agreement with Wells Fargo

On April 7, 2011, SecurityNational Mortgage Company (ASecurityNational Mortgage@), a wholly owned subsidiary of Security National Financial Corporation, entered into the Settlement Agreement and Release (the ASettlement Agreement@) with Wells Fargo Funding, Inc. (AWells Fargo@).  Under the terms of the Settlement Agreement, SecurityNational Mortgage is required to pay an initial settlement amount to Wells Fargo in the amount of $4,300,000, of which $1,000,000 had previously been paid to Wells Fargo in January 2011, leaving a balance of $3,300,000.  The $3,300,000 balance was paid shortly after the parties executed the Settlement Agreement.

In addition, under the terms of the Settlement Agreement, Wells Fargo will deduct 10 basis points (.0010) from the purchase proceeds of each loan that SecurityNational Mortgage sells to Wells Fargo during the period from April 8, 2011 to March 31, 2017.  SecurityNational Mortgage is also required to set aside 10 basis points (.0010) during the period from April 8, 2011 to March 31, 2017 from the purchase proceeds of any loan that it sells to any mortgage loan purchaser other than Wells Fargo.  These funds are to be deposited into an account and then paid to Wells Fargo within ten calendar days of the end of each month.

Finally, SecurityNational Mortgage is required to set aside 50% from the net proceeds that it receives from any sale, liquidation or other transfer of certain real estate properties that it owns, after subtracting taxes, commissions, recording fees and other transaction costs.  These real estate properties owned are identified on a schedule attached to the Settlement Agreement.  The schedule lists 26 real estate properties owned by SecurityNational Mortgage with a book value in the total amount of $5,086,400 as of February 28, 2011.  The amount owed to Wells Fargo from the sale, liquidation, or transfer of any of the real estate properties listed on the settlement schedule is to be paid to Wells Fargo within ten calendar days of the end of each month in which a sale, liquidation or transfer of any of the real estate properties has taken place.

Each month, SecurityNational Mortgage agrees to submit a monthly production report and a monthly real estate owned report for the previous month.  The monthly production report is to identify the total volume in dollars of loans sold by SecurityNational Mortgage to any mortgage loan purchaser other than Wells Fargo for the preceding month.  The monthly real estate owned report is to identify the value of all real estate owned properties that are sold, liquidated or otherwise transferred by SecurityNational Mortgage in the preceding month. An interim balance sheet and statement of income for that month and the preceding month is to be included with each monthly real estate owned report.

In consideration for SecurityNational Mortgage making the initial settlement payment to Wells Fargo, Wells Fargo and related parties, including Wells Fargo Bank, and its predecessor entities, such as Norwest Funding, Inc., agree to release SecurityNational Mortgage and related parties, including Security National Financial Corporation and Security National Life Insurance Company, from any claims, demands, damages, obligations, liabilities, or causes of action relating to residential mortgage loans that Wells Fargo purchased from SecurityNational Mortgage prior to December 31, 2009.  Similarly, SecurityNational Mortgage agrees to release Wells Fargo and its related parties and predecessor entities from any claims, demands, damages, obligations, liabilities, or causes of action relating to residential mortgage loans that Wells Fargo purchased from SecurityNational Mortgage prior to December 31, 2009.

Notwithstanding the mutual releases relating to residential mortgage loans made before December 31, 2009, there is nothing in the Settlement Agreement that releases or alters any of SecurityNational Mortgage=s or Wells Fargo=s obligations under the Loan Purchase Agreement dated August 11, 2008, between SecurityNational Mortgage and Wells Fargo in regards to any matters other than claims, demands, damages, obligations, liabilities or causes of action relating to the residential mortgage loans that Wells Fargo purchased from SecurityNational Mortgage prior to December 31, 2009.  Wells Fargo also retains all rights, title and interest in the pre-2010 residential mortgage loans, including servicing rights and any proceeds from the loans or liquidation of collateral.  Moreover, neither SecurityNational Mortgage nor Wells Fargo are released from any obligations under the August 11, 2008 Loan Purchase Agreement for residential mortgage loans made after December 31, 2009.

In July 2007, Wells Fargo began making claims that SecurityNational Mortgage had sold it mortgage loans that allegedly contained misrepresentations or experienced early payment defaults, or that were otherwise allegedly defective or not in compliance with agreements between SecurityNational Mortgage and Wells Fargo.  As a result of these allegedly defective mortgage loans, Wells Fargo demanded that SecurityNational Mortgage repurchase the mortgage loans, or indemnify Wells Fargo against the losses related to such loans.  SecurityNational Mortgage has disputed Wells Fargo=s allegations.  The Settlement Agreement provides that it is intended to be a pragmatic, commercial accommodation between SecurityNational Mortgage and Wells Fargo and is not to be construed as an admission of responsibility, liability or fault for either party's claims.

The Settlement Agreement releases and discharges SecurityNational Mortgage from all of the potential claims asserted by Wells Fargo pursuant to the terms thereunder.  Wells Fargo's claims and demands were all related to residential mortgage loans that SecurityNational Mortgage sold to Wells Fargo prior to December 31, 2009.  SecurityNational Mortgage is not aware of any repurchase or indemnification demands by Wells Fargo for residential mortgage loans with a closing date after December 31, 2009.

As of December 31, 2010, Security National Financial Corporation had reserved and accrued $5,899,000 to settle investor related claims against SecurityNational Mortgage for the allegedly defective mortgage loans that SecurityNational Mortgage sold to Wells Fargo and other mortgage loan purchasers. Of the $5,899,000 reserved for mortgage loan losses, $4,300,000 was reserved for the $3,300,000 settlement payment that SecurityNational Mortgage made to Wells Fargo shortly after the Settlement Agreement was executed on April 7, 2011 and for the $1,000,000 in settlement payments that SecurityNational Mortgage made to Wells Fargo in January 2011.

ITEM 9.01.  Financial Statements and Exhibits

(c)	Exhibits

10.1   Settlement Agreement and Release with Wells Fargo Funding, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY NATIONAL FINANCIAL CORPORATION
(Registrant)

Date: April 11, 2011	By: /s/ Scott M. Quist
Scott M. Quist, President